Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and between

UNITED ONLINE, INC.

and

UAL CORPORATION

dated as of

April 9, 2006

i

Section 10.10	Assignment	43
Section 10.11	Obligations of Seller and the Company	43
Section 10.12	Specific Performance	43
Section 10.13	Disclaimer of Warranties	43
Section 10.14	Letter of Intent Waiver	44

EXHIBITS

Exhibit A	Sixth Amendment to Lease
Exhibit B	Sublease Term Sheet

DISCLOSURE SCHEDULE

i

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement, dated as of April 9, 2006, by and between United Online, Inc., a Delaware corporation (“Purchaser”), and UAL Corporation, a Delaware corporation (“Seller”), and the holder of all the capital stock of MyPoints.com, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement have the meanings assigned to them in Article IX.

WHEREAS each of the boards of directors of Purchaser and Seller has approved the acquisition by Purchaser from Seller, and the sale by Seller to Purchaser, of all the outstanding capital stock of the Company upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

Section 1.1             Sale and Transfer of Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser all the issued and outstanding Shares, free and clear of all Encumbrances, except for any Encumbrance arising under the Securities Act or any applicable state securities laws, and Purchaser shall purchase, acquire and accept the Shares from Seller.

Section 1.2             Consideration; Purchase Price.  Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Shares, Purchaser shall pay to Seller in cash at the Closing total consideration equal to $56.0 million (the “Purchase Price”).

ARTICLE II
THE CLOSING

Section 2.1             The Closing.  (a)  The sale and transfer of the Shares by Seller to Purchaser shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 71 South Wacker Drive, Chicago, Illinois 60606 at 10:00 am (central time) one Business Day following the satisfaction and/or waiver of all conditions set forth in Article VI (other than those conditions that are to be satisfied at Closing, but subject to the waiver or fulfillment of those conditions), unless another date or place is agreed in writing by each of the parties hereto (the “Closing”).

(b)           At the Closing:

(i)            Seller shall deliver to Purchaser one or more certificates representing all the issued and outstanding Shares, each such certificate to be duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by Seller and, in each case, sufficient in the reasonable opinion of counsel to Purchaser to vest in Purchaser sole legal and beneficial ownership of such Shares;

(ii)           Seller shall cause the Company to (A) deliver to Purchaser, via facsimile transmission, the host names, URLs, device names and types, account names and passwords necessary to access the operational systems, corporate computer systems (servers) and third party systems and services of the Company and (B) provide Purchaser with access to (x) an account in the Company’s EMP system and, (y) for an individual designated by Purchaser, the colocational facility of the Company at 365 Main Street, San Francisco, CA 94105; and

(iii)          Purchaser shall transfer the Purchase Price to a United States account designated by Seller prior to the Closing by wire transfer of immediately available U.S. Dollar funds.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in a correspondingly numbered section of the Disclosure Schedule delivered by Seller to Purchaser simultaneously with the execution hereof (it being agreed that any information disclosed with respect to one section shall be deemed disclosed with respect to other sections; provided that such information identifies the matter set forth therein with reasonable particularity sufficient to make the applicability of such disclosure with respect to a matter reasonably apparent), Seller represents and warrants to Purchaser that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).

Section 3.1             Organization.  Each of Seller and the Company (a) is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization; (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) except as set forth in Section 3.1 of the Disclosure Schedule, is duly qualified or licensed to do business in every jurisdiction in which such qualification is required, in each case except for such failures that would not, individually or in the aggregate, either (i) have a Company Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the Closing or perform its obligations under this Agreement or (ii) impede or delay the consummation of the Closing in any material respect.  Seller has heretofore made available to Purchaser complete and correct copies of the certificate of incorporation and by-laws or comparable organizational documents of the Company as presently in effect.

Section 3.2             Authorization.  Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Closing.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Closing have been duly authorized by the board of directors of Seller, and no other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the Closing.

Section 3.3             Execution; Validity of Agreement.  This Agreement has been duly executed and delivered by Seller, and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies and by principles of equity (collectively, “Enforceability Limitations”).

Section 3.4             Consents and Approvals; No Violations.  Other than, (a) as set forth in Section 3.4 of the Disclosure Schedule and (b) filings, permits, authorizations, consents or approvals as may be required under the Exchange Act or state securities laws, none of the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the Closing will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Seller or the Company, (ii) require any material filing with, or material permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a material violation or breach of, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, or cause the loss of a material benefit (including any increase in payments) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller or the Company is a party or by which any of them or any of their respective properties or assets may be bound, or result in the creation of an Encumbrance other than any Permitted Encumbrance upon any of the assets or properties of the Company or the Shares, or (iv) violate in any material respect any federal, state, local or foreign law, regulation, ordinance, rule, ruling, judgment, decision, writ, injunction, order or decree (“Law”) ordinarily applicable to the Company or any of its properties or assets or to transactions of the type contemplated by this Agreement.

Section 3.5             Ownership and Possession of Shares.  Seller is the sole record and beneficial owner of all the Shares, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state securities laws.  Seller is not a party to, or bound by, any agreement creating rights with respect to the Shares and has full power and legal right to sell, assign, transfer and deliver the Shares.  There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, voting trust agreements, proxies, calls or rights to subscribe of any character relating to such Shares.  There are no adverse claims to the ownership of any of such Shares (or any capital stock or other equity or ownership interest of the Company) and neither the Seller nor the Company has received any notice of an adverse claim.

Section 3.6             Capitalization.  The issued and outstanding capital stock of the Company consists exclusively of the Shares.  All the Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.  There are no options, rights or agreements to which any of Seller or the Company or any of Seller’s other Subsidiaries is a party or by which any of them is bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any shares of capital stock or other equity or ownership interest of the Company, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any shares of capital stock or other equity or ownership interest of the Company, or to grant, extend or enter into any such option, right or agreement, or (c) to vote, or to refrain from voting, any shares of capital stock or other equity or ownership interest of the Company.

Section 3.7             Subsidiaries and Affiliates.

(a)           The Company does not have any Subsidiaries.  Except as set forth in Section 3.7(a) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity or ownership interests, or have any obligations to acquire any capital stock or other ownership interest, in any corporation, partnership, joint venture or other Person.

(b)           Ameniti Travel Clubs, Inc. (“Ameniti”), a Delaware corporation and a former Subsidiary of the Company, is a separate and distinct business entity that maintains no relationships with the Company or any of its officers or employees.  The Company does not own any shares of capital stock or any other equity interest in Ameniti and is not a party, subject to, bound by, or otherwise involved in the contracts or other business activities of Ameniti.

Section 3.8             Financial Statements.  (a)  Section 3.8(a) of the Disclosure Schedule contains true and complete copies of the 2004 Financial Statements.  The 2004 Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as stated in the notes thereto) and fairly present, in all material respects, (i) the consolidated financial position of the Company as of December 31, 2004 and (ii) the consolidated results of operations and cash flows for the year then ended (it being understood that the 2004 Financial Statements do not purport to reflect or provide for the consequences of the Company’s bankruptcy proceedings).

(b)           Section 3.8(b) of the Disclosure Schedule contains true and complete copies of the Special Purpose 2005 Financial Statements and the Special Purpose January 2006 Interim Financial Statements.  The Special Purpose 2005 Financial Statements and the Special Purpose January 2006 Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as stated in the notes thereto) and fairly present, in all material respects, (i) the consolidated net liabilities to be assumed of the Company as of the dates thereof and (ii) the consolidated results of operations of the Company for the periods referred to therein, excluding (in the case of each of (i) and (ii)) the Excluded Items.

(c)           Section 3.8(c) of the Disclosure Schedule contains a true and complete copy of the Special Purpose February 2006 Interim Financial Statement.  The Special Purpose February 2006 Interim Financial Statement has been prepared in accordance with GAAP applied on a consistent basis (except as stated in the notes thereto) and fairly presents, in all material respects, the net assets to be sold of the Company as of February 1, 2006, excluding the Excluded Items.

(d)           As of the date of this Agreement, the Seller’s Ethics and Compliance office, since January 1, 2004, has not received any written complaint, allegation, assertion or claim and has no record of any oral complaint, allegation, assertion or claim regarding (i) the accounting or auditing practices, procedures, methodologies or methods of the Company or of its internal control over financial reporting, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices or (ii) any instances of fraud involving the management of the Company.

Section 3.9             Absence of Certain Changes; Cash; Dividend.  (a)  Since the Balance Sheet Date, (i) no event, change or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect has occurred and (ii) except as set forth in Section 3.9(a)(ii) of the Disclosure Schedule, none of Seller or the Company has taken any action or omitted to take any action that, if taken or omitted to be taken after the date hereof, would constitute a violation of Section 5.1.

(b)           At the close of business on March 31, 2006, the Company had at least $30,182,395 of cash.  Except as set forth in Section 3.9(b) of the Disclosure Schedule, since the Balance Sheet Date, the Company has not paid any dividends or made any distributions to Seller or any of its Affiliates.

Section 3.10           Property and Assets.  (a)  The Company does not own any real property or hold any option to acquire any real property.  Section 3.10(a) of the Disclosure Schedule sets forth a true and complete list of all real property, including land, buildings, improvements and structures thereon and thereto leased by the Company (the “Leased Properties”).  All material tangible assets other than the Leased Properties are in satisfactory operating condition for the uses to which they currently are being put, subject to ordinary wear and tear and ordinary maintenance requirements.

(b)           Except as set forth in Section 3.10(b) of the Disclosure Schedule, (i) the Company legally and beneficially holds free and clear of all Encumbrances (other than Permitted Encumbrances), or leases, licenses or otherwise has the right to use, all assets, properties and rights material or necessary to the conduct of the Company Business and all tangible properties and assets reflected on the Balance Sheet, and (ii) all such assets, properties and rights are sufficient for the conduct of the Company Business.

(c)           The Company is not a party to, and is not obligated under, any option, right of first refusal or other contractual obligation to lease any of the Leased Properties or any portion thereof or interest therein to any Person other than Purchaser.

(d)           No proceeding is currently pending or, to Seller’s knowledge, threatened regarding the revocation or limitation of any certificate of occupancy issued for the Leased Properties.

Section 3.11           Leases.  (a)  The leases relating to the Leased Properties (the “Real Property Leases”) are in full force and effect and the Company has not received any notice of any default, or condition which with the passage of time would constitute a default, by the Company under the Real Property Leases, except such notices as to which the alleged defaults have been cured or otherwise resolved.

(b)           Except as set forth in Section 3.11(b) of the Disclosure Schedule, true, correct and complete copies of the Real Property Leases have been made available to Purchaser prior to the date hereof and such Real Property Leases have not been amended or modified since that date.

(c)           Except as set forth in Section 3.11(c) of the Disclosure Schedule, (i) no consent by the landlord under the Real Property Leases is required in connection with, or as a result of, the transactions contemplated by this Agreement and (ii) neither this Agreement nor any transaction contemplated herein shall give the landlord a termination, acceleration or other similar right, or cause a loss of a benefit (including any increase in payments), under the Real Property Leases.

Section 3.12           Contracts and Commitments.  (a)  Section 3.12(a) of the Disclosure Schedule sets forth, as of the date hereof, a complete list of every binding contract, agreement, loan, license, guarantee or commitment to which the Company is a party or by which any of its assets or properties are bound, and that (i) provides for future payments by the Company, or to the Company, of more than $50,000 or has an unexpired term exceeding one year and may not be canceled upon 60 days’ notice without any liability, penalty or premium; (ii) is a distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar agreement, which provides for payments or potential penalties or fees by or to the Company, or any joint venture in which the Company participates, in each case in an amount reasonably anticipated to be in excess of $100,000 over the term of the agreement or within any one year period, whichever is shorter (it being understood that this clause (ii) shall exclude all revenue-generating customer agreements (also known as “insertion orders” and “change orders”) and agreements with redemption partners, which include discount agreements, co-marketing agreements and short-term purchase orders, other than all such agreements between the Company and the twenty (20) largest end customers of the Company determined by revenue generated to the Company during fiscal 2005), (iii) is a contract with any officers or directors of the Company, or any member of their immediate family, or any current employees or stockholders of the Company; (iv) is between (x) the Company and (y) Seller or any of its Subsidiaries (other than the Company) or any officer or director of Seller or any of its Subsidiaries (other than the Company); (v) is a collective bargaining or similar agreement; (vi) contains any non-competition or similar restrictions binding on the Company anywhere in the world or, solely with respect to agreements that are disclosed pursuant to any of clauses (i), (ii), (iii), (iv), (v), (vii) or (viii) hereof (other than agreements so disclosed that are marked with an asterisk), contains any exclusivity provision with respect to any business or geographic area; (vii) provides for earn-outs or other similar contingent obligations; (viii) pursuant to which the Company has incurred or will incur Indebtedness; or (ix) is an agreement that is disclosed pursuant to any of clauses (i) through (viii) hereof (other than agreements so disclosed that are marked with an asterisk) and that provides for termination, acceleration or other similar rights that would be triggered by any direct or indirect change of control of the Company.

(b)           Except as set forth in Section 3.12(b)(i) of the Disclosure Schedule, to Seller’s knowledge, there is not and there has not been claimed or alleged by any Person, with respect to any contract listed in Section 3.12(a) of the Disclosure Schedule (each, a “Material Contract”), any existing or pending default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Company or on the part of any other party thereto.  Except as set forth in Section 3.12(b)(ii) of the Disclosure Schedule, Seller has made available to Purchaser correct and complete copies of all Material Contracts.

Section 3.13           Insurance.  Section 3.13(a) of the Disclosure Schedule lists all insurance policies in effect as of the date hereof that provide coverage with respect to the business or assets of the Company.  Correct and complete copies of such insurance policies with respect to which the policyholder is the Company have been made available to Purchaser.  Section 3.13(b) of the Disclosure Schedule lists all outstanding insurance claims under such policies relating to the business, assets, directors or officers of the Company.

Section 3.14           Litigation.  To Seller’s knowledge, except as set forth in Section 3.14 of the Disclosure Schedule, there are no actions, suits, proceedings, charges, claims, arbitrations or investigations pending or threatened against (or, with respect to investigations, involving) the Company or any of its properties, assets or business or any of its officers, directors or employees (in their capacities as such for the Company) before any Governmental Entity.  Except as set forth in Section 3.14 of the Disclosure Schedule, as of the date of this Agreement, there is no litigation initiated by the Company pending against any Person.  Except as set forth in Section 3.14 of the Disclosure Schedule, (a) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against any of the directors, officers, employees of the Company (in their capacities as such for the Company) and (b) there are no actions or suits, or legal, administrative or arbitration proceedings pending or, to Seller’s knowledge, threatened against any of the present or former directors, officers, employees of the Company (in their capacities as such for the Company), in the case of each of (a) and (b) where the Company has received notice of an indemnification or contribution obligation.

Section 3.15           Environmental Matters.  The Company is in material compliance with all applicable Environmental Laws and, since January 1, 2004, the Company has not received any written notice (except notices with respect to matters that have been finally resolved) with respect to the business of the Company or any Leased Property from any Governmental Entity or third party alleging that the Company is not in material compliance with any Environmental Law.  To Seller’s knowledge, there has been no “release” of a “hazardous substance” caused by the Company, as these terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., in excess of a reportable quantity on any Leased Property.

Section 3.16           Compliance with Laws.  The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity that are necessary for it to carry on its business as it is now being conducted and, to Seller’s knowledge, no suspension or cancellation of any of the foregoing is pending or threatened.  Excluding Laws relating to employee benefit plans (to the extent covered by Section 3.17), Laws relating to labor and employment (to the extent covered by Section 3.20) and Laws relating to data privacy (to the extent covered by Section 3.25), the Company is not in violation of any applicable Law in any material respect, nor has the Company received since January 1, 2004 any notice, charge, claim or assertion alleging any material violations of any applicable Law.

Section 3.17           Employee Benefit Plans.  (a)  Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans to which the Company contributes or with respect to which the Company has a reasonable expectation of liability (including any Employee Benefit Plans of any ERISA Affiliate of the Company but only to the extent there is a reasonable expectation that the Company has or will have liability with respect thereto) (together, the “Company Employee Plans”).  For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any stock option, restricted stock and other equity plans and all severance, employment, change-in-control, fringe benefit, bonus, incentive and deferred compensation, whether or not subject to ERISA (whether formal or informal, oral or written); (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.  The Company does not maintain any stock option plan, restricted stock plan or any other equity plans.

(b)           Section 3.17(b) of the Disclosure Schedule sets forth a complete and accurate list of the following information: (i) the names of each person entitled to a bonus payment from the Company; (ii) the amount of such bonus; (iii) the time at which the bonus payment is to be made; and (iv) all payments to Company employees and consultants that are based on a percentage of the Purchase Price or contingent on the occurrence of the Closing (other than payments that also are contingent on a termination of employment).

(c)           The Company has made available to Purchaser (i) correct and complete copies of all documents embodying each Company Employee Plan, including all amendments thereto and all related trust documents and amendments thereto, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (iv) all written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (vi) forms of COBRA notices and related outsourcing contracts, (vii) all policies currently in effect pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, if any, (viii) all discrimination tests for each Company Employee Plan for which such tests are required for the three most recent plan years, (ix) forms of HIPAA Privacy Notices and forms of Business Associate Agreements to the extent required under HIPAA and (x) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(d)           All obligations required to be performed by the Company under each Company Employee Plan have been satisfied in all material respects, and there has not been a default or violation of the terms of any such plan that has not been corrected or that would otherwise reasonably be expected to result in a Company Material Adverse Effect.  Except as disclosed in Section 3.17(d) of the Disclosure Schedule, each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable Law, statutes, orders, rules and regulations, including ERISA and the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that has either (i) resulted in material liability to the Company that has not been satisfied, or (ii) would otherwise reasonably be expected to result in a Company Material Adverse Effect.

(e)           There are no actions, suits or claims pending, or, to Seller’s knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against or relating to any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms.

(f)            There are no audits, inquiries or proceedings pending or, to Seller’s knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan.  The Company is not subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(g)           The Company does not maintain, sponsor, participate in or contribute to any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code (“Pension Plan”).  The Company does not have any liability or reasonable expectation of liability with respect to any Pension Plan maintained by an ERISA Affiliate.

(h)           The Company does not contribute or have an obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or any plan described in Section 413 of the Code (“Other Plans”).  The Company does not have any liability or reasonable expectation of liability with respect to any Multiemployer Plan or Other Plans maintained by an ERISA Affiliate.

(i)            Except as set forth in Section 3.17(i) of the Disclosure Schedule, no Company Employee Plan provides any post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by Section 4980B of the Code or applicable state continuation coverage law.

Section 3.18           Tax Matters.  Except as disclosed on Schedule 3.18 of the Disclosure Schedule,

(a)           The Company:  (i) has timely filed (or there have been filed on its behalf) with appropriate Tax Authorities all Tax Returns required to be filed by it, in the manner provided by Law, which Tax Returns are true, complete and correct, and (ii) has timely paid all Taxes shown thereon to be due.

(b)           No U.S. federal, state, local or non-U.S. audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as “Audits”) or court proceedings are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of the Company.

There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company.

(c)           No adjustment relating to the Tax Returns described in paragraph (a) above has been proposed, asserted, or assessed in writing by any Tax Authority (including any proposed assessments or reassessments of any property owned by the Company).  Neither Seller nor the Company has received written notice of any claim made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return, which states that the Company is or may be subject to Tax by that jurisdiction.

(d)           The Company is not the subject of any private ruling or closing agreement that will have continuing effect after the Closing.

(e)           There are no Encumbrances for unpaid Taxes upon any property or assets of the Company, except for Encumbrances for Taxes not yet due.

(f)            The Company has no liability for the Taxes of any Person other than the Company, including (i) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by contract.

(g)           The Company is not a party to any Tax sharing, Tax indemnity or other agreement or arrangement with any Person.

(h)           The Company has not been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) with the acquisition of Shares pursuant to this Agreement.

(i)            The Company has properly paid and/or withheld all Taxes (including all sales and use Taxes and any amounts required to be paid and/or withheld under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act, and the Laws of any applicable jurisdiction governing the withholding of Taxes from wages and any other remuneration), and filed all Tax Returns related thereto, required by the Code and the Treasury Regulations promulgated thereunder and other applicable Tax Laws (including with respect to all persons who currently are, or any time in the past were, employees of, or independent contractors with respect to, the Company for purposes of the Code).

(j)            The Company has not entered into, or is not otherwise a participant in, any transaction (i) that is the same or substantially similar to any transaction that the IRS has determined to be a tax avoidance transaction (as described in Treasury Regulations §§ 1.6011 4(a)(2) and (c)(4) (or any successor provisions)) in a notice, regulation or other form of published guidance, (ii) that is required to be registered as a “tax shelter” under Section 6111 of the Code and the Treasury Regulations promulgated thereunder, or (iii) for which a list is required to be maintained under Section 6112 of the Code and Treasury Regulations promulgated thereunder.

(k)           The Company (i) has not consented at any time to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of the Company; (ii) has not made an election, or is not required, to treat any of its assets tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) has not acquired or does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) has not made any of the foregoing elections or is not required to apply any of the foregoing rules under any comparable state or local Tax provision.

(l)            The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, or (iii) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

(m)          The Company (i) is not a foreign corporation as defined in Section 7701(a)(5) of the Code or (ii) is not a “United States shareholder” of a “controlled foreign corporation” as such terms are defined in Sections 951 and 957 of the Code, respectively.

(n)           The Company does not have or has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the U.S. and such foreign country.

Section 3.19           Intellectual Property and Technology.  (a)  Definitions.

(i)            “Company Business” means the Company’s business as currently conducted.

(ii)           “Company Intellectual Property Rights” means the Intellectual Property Rights that are described as being “owned” by the Company in Section 3.19(a)(ii) of the Disclosure Schedule.

(iii)          “Intellectual Property Rights” means all rights in or arising out of Technology in any jurisdiction, including:  (1) rights in or arising out of Works of Authorship, including rights in maskworks and databases and rights granted under any copyright act (“Copyrights”); (2) rights in or arising out of Inventions, including rights granted under any patent act (“Patent Rights”); (3) rights in or arising out of Trademarks, including rights granted under the Lanham Act or any trademark act (“Trademark Rights”); (4) rights in or arising out of Confidential Information, including rights granted under the Uniform Trade Secrets Act or any other trade secrets act (“Trade Secret Rights”); and (5) rights in or arising out of domain names (“Domain Name Rights”).

(iv)          “Registered Intellectual Property Rights” means all (1) patents and patent applications; (2) trademark registrations and trademark applications; (3) copyright registrations; and (4) Internet domain names that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority in any jurisdiction.

(v)           “Technology” means:  (1) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (2) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (3) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); and (4) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, user data, ideas, designs, formulas, know how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”).

(b)           Ownership.  To Seller’s knowledge, except as specified in Section 3.19(b) of the Disclosure Schedule: (i) the Company owns the Company Intellectual Property Rights free and clear of any Encumbrances other than any encumbrances set forth in clauses (i) and (ii) of the definition of Permitted Encumbrances, (ii) there are no third parties that claim to own any portion of the Company Intellectual Property Rights and (iii) since January 1, 2004, the Company has not received any oral or written notice of claims challenging any of the Company Intellectual Property Rights.

(c)           Validity and Enforceability.  To Seller’s knowledge, except as specified in Section 3.19(c) of the Disclosure Schedule, the Company Intellectual Property Rights and Licensed Intellectual Property Rights are subsisting, valid and enforceable in the U.S. and/or Canada and, with respect to Trademarks used in Japan, in Japan, and there are no facts or circumstances that could materially impair the existence, validity or enforceability of any Company Intellectual Property Rights or Licensed Intellectual Property Rights in the U.S. and/or Canada and, with respect to Trademarks used in Japan, Japan.

(d)           Restrictions.  Except as specified in Section 3.19(d) of the Disclosure Schedule, the Company may exercise, transfer, or license the Company Intellectual Property Rights without restriction or payment to a third party.

(e)           Obligations.  Except as specified in Section 3.19(e) of the Disclosure Schedule, the Company is not obligated to transfer or license or otherwise grant any rights or refrain from enforcing any Company Intellectual Property Rights with respect to a third party.

(f)            Confidential Information.  Except as set forth in Section 3.19(f) of the Disclosure Schedule, the Company takes reasonable steps to maintain the confidentiality of its Confidential Information.

(g)           Company Registered Intellectual Property Rights.  Section 3.19(g) of the Disclosure Schedule (i) lists all Registered Intellectual Property Rights owned by, filed in the name of, applied for by, or subject to an obligation of assignment to the Company (“Company Registered Intellectual Property Rights”) and (ii) identifies all third party joint owners and co applicants that share rights to the Company Registered Intellectual Property Rights with the Company.

(h)           Licenses to Company Intellectual Property Rights.  Section 3.19(h)(i) of the Disclosure Schedule lists all licenses under any Company Intellectual Property Rights granted by the Company to third parties.  To Seller’s knowledge and except as specified in Section 3.19(h)(ii) of the Disclosure Schedule, there are no material breaches of the agreements relating to the grant of these licenses and rights.

(i)            Licensed Intellectual Property Rights.  Section 3.19(i) of the Disclosure Schedule lists all licenses to Intellectual Property Rights granted to the Company by third parties (“Licensed Intellectual Property Rights”), other than agreements for (i) licensing Copyrights, Trademark Rights and Domain Name Rights in connection with insertion orders or comparable advertising or marketing agreements granted to the Company in the ordinary course of business and (ii) licensing software on nondiscriminatory terms and having an aggregate value of less than $20,000.  To Seller’s knowledge, except as specified in Section 3.19(i) of the Disclosure Schedule, there are no breaches of the agreements relating to the Licensed Intellectual Property Rights, and the Company has not received any written notice of claims challenging any of Licensed Intellectual Property Rights.

(j)            Sufficiency to Conduct Business.  The Company’s rights to the Company Intellectual Property Rights and the Licensed Intellectual Property Rights are sufficient for the conduct of the Company Business, and the Company Intellectual Property Rights and the Licensed Intellectual Property Rights constitute all Intellectual Property Rights and Technology material to or necessary for the conduct of the Company Business.

(k)           Infringement by Company.  To Seller’s knowledge, except as specified in Section 3.19(k) of the Disclosure Schedule: (i) the conduct of the Company Business does not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of a third party; and (ii) the Company has not received notice of a claim that the conduct of the Company Business infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third party.

(l)            Infringement of Company Intellectual Property Rights.  To Seller’s knowledge and except as specified in Section 3.19(l) of the Disclosure Schedule, there is no material infringement, misappropriation, or violation of any Company Intellectual Property Rights.

(m)          Effect on Seller.  Except as specified in Section 3.19(m) of the Disclosure Schedule, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any of the following to the extent that the following would not have occurred in the absence of this Agreement or the consummation of the transactions contemplated by this Agreement:  (i) Seller becoming bound by or made subject to any non-compete restriction on the operation or scope of its businesses; or (ii) Seller being obligated to pay any royalties or other amounts to any third party in excess of those payable by Seller prior to the Closing.

Section 3.20           Labor and Employment Matters.

(a)           The Company and its employees are not currently engaging in any unfair labor practice as defined in the National Labor Relations Act.  The Company is neither a party to, nor bound by (and none of its properties or assets is bound by or subject to), any labor agreement, collective bargaining agreement, shop agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council.  No employees of the Company are represented by any labor union, labor organization, trade union or works council with respect to their employment with the Company.

(b)           No labor union, labor organization, trade union, works council, or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  To Seller’s knowledge, there are no labor union organizing activities with respect to any employees of the Company.  There are currently no actual, or to Seller’s knowledge, threatened arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company, nor has there been any of the foregoing during the 5-year period before the date of this Agreement.

(c)           All material personnel policies, rules and procedures applicable to employees of the Company are in writing.  There are no written personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company, other than those set forth in Section 3.20(c) of the Disclosure Schedule, true and complete copies of which have heretofore been made available to Purchaser.

(d)           The Company is and, during the three-year period immediately preceding the date of this Agreement, has been in material compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.  The Company is not delinquent with respect to any material payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.  The Company is not a party to, or otherwise bound by, any order or determination issued by any Governmental Entity relating to employees or employment practices.

(e)           Section 3.20(e) of the Disclosure Schedule sets forth a true and correct list of all employment agreements or severance agreements (i) with current officers, employees, independent contractors or consultants to which the Company is a party or is bound; and (ii) with former officers, employees, independent contractors or consultants to which the Company has or may have material liability.

(f)            To Seller’s knowledge, there is currently no (i) notice of any unfair labor practice charge, complaint or other Proceeding pending or threatened before the National Labor Relations Board or any other Governmental Entity against the Company, (ii) notice of any complaints, grievances, arbitrations or other Proceedings arising out of any collective bargaining agreement against the Company, (iii) notice of any charge, complaint or other Proceeding with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, (v) notice of any Proceedings against the Company relating to or concerning workers’ compensation, short-term disability, or long-term disability, or (vi) notice of any Proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(g)           The Company is and, during the three-year period immediately preceding the date of this Agreement, has been in material compliance with all notice and other requirements under the WARN Act, and any similar state or local Law relating to plant closings and layoffs.  The Company is not currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state or local Law.  Section 3.20(g) of the Disclosure Schedule contains a true and complete list of the names and the site of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company during the 90-day period prior to the date of this Agreement.  Section 3.20(g) of the Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

(h)           To Seller’s knowledge, no employee of the Company is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or (ii) to the knowledge or use of trade secrets or proprietary information.

(i)            To the actual knowledge of the Executive Vice President – Strategy of Seller, as of the date of this Agreement, no current officer of the Company has expressed a present intention to terminate his or her employment, whether on account of the transactions contemplated by this Agreement or for any other reason.

(j)            The Company has sought in good faith to properly classify and treat each person classified by it as an employee or independent contractor consistently with such status.  There is currently no Proceeding pending or, to Seller’s knowledge, threatened against the Company by any Person challenging or questioning the classification of any Person as an employee or an independent contractor, including any claim for unpaid benefits, for or on behalf of, any such Person.

(k)           The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company is a party and/or is bound by and/or that pertains to any of the employees of the Company.

(l)            Employees.  Section 3.20(l) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee (including part time employees and temporary employees), independent contractor and consultant of the Company as of March 31, 2006, including each employee, independent contractor and consultant on leave of absence or layoff status: employer; name; job title; date of employment; current compensation and PTO balance.

Section 3.21           Brokers or Finders.  Except as set forth in Section 3.21 of the Disclosure Schedule, neither Seller nor the Company has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers’ or finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement.

Section 3.22           Certain Business Relationships with the Company.  Except as set forth in Section 3.22 of the Disclosure Schedule, to Seller’s knowledge, none of the Company’s current directors or officers, nor any Affiliate of the Company’s current directors or officers, owns, directly or indirectly, or has an ownership interest (other than an ownership interest of less than three percent (3%) of the outstanding capital stock of a publicly traded company) in any business (corporate or otherwise) which is a party to any agreement or business arrangement with the Company.

Section 3.23           Absence of Undisclosed Liabilities.  Except for (i) liabilities which have been or are incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereunder or that would not, individually or in the aggregate, be material to the Company, (ii) liabilities relating to Tax matters (which are addressed in Sections 3.18 and 5.4) and (iii) liabilities which are listed on Section 3.23 of the Disclosure Schedule, the Company has no liability (whether accrued, contingent, absolute, determined, indeterminable or otherwise) which would be required to be reflected in a balance sheet prepared in accordance with GAAP and which was not disclosed, reflected or reserved against in the Balance Sheet.

Section 3.24           Customers.  Section 3.24 of the Disclosure Schedule lists, (a) by revenue generated to the Company during fiscal 2005, the twenty (20) largest end customers of the Company, and (b) by memberships acquired during fiscal 2005, the five (5) largest sources of new members of the Company.  To Seller’s knowledge, as of the date of this Agreement, the Company has not received any notice from any Person listed in Section 3.24 of the Disclosure Schedule that it has terminated or is terminating its agreement with the Company.

Section 3.25           Data Privacy.  (a)  The Company conducts its business in compliance in all material respects with all applicable Laws regarding data privacy and data protection, and the Company has established corporate policies, employee guidelines or similar instruments to ensure compliance in all material respects with such Laws.

(b)           The transactions contemplated by this Agreement will not violate the privacy policy of the Company as such privacy policies currently exist or as they existed since January 1, 2004.

(c)           Since January 1, 2004, to Seller’s knowledge, no audits or investigations by Governmental Entities with regard to data protection or data privacy have been made of the Company.

Section 3.26           Accounts Receivable.  The accounts receivable of the Company as reflected in the Balance Sheet, to the extent uncollected on the date hereof, and the accounts receivable reflected, since the Balance Sheet Date, on the books of the Company as of the date hereof, are valid and existing and represent monies due.  Schedule 3.26 contains an accurate and complete schedule of all accounts receivable of the Company that, as of March 31, 2006, were ninety (90) days or more past due, setting forth for each such account receivable the customer name, the amount past due and the number of days past due.

Section 3.27           Business Development Transactions.  Except as set forth in Section 3.27 of the Disclosure Schedule, the Company has not entered into any contract to provide goods or services in exchange for anything other than cash payment, including any barter or reciprocal sales transactions or any other similar transaction.

Section 3.28           Company Metrics.  The metrics set forth in Section 3.28 of the Disclosure Schedule are complete and correct in all material respects.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date of this Agreement that:

Section 4.1             Organization.  Purchaser (a) is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and (c) is duly qualified or licensed to do business in every jurisdiction in which such qualification is required, in each case except for such failures that would not, individually or in the aggregate, either (i) have a material adverse effect on the ability of Purchaser to consummate the Closing or perform its obligations under this Agreement or (ii) impede or delay the consummation of the Closing in any material respect.

Section 4.2             Authorization; Validity of Agreement.  Purchaser has the requisite corporate or other legal entity power and authority to execute, deliver and perform this Agreement and to consummate the Closing.  The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Closing have been duly approved by the board of directors of Purchaser and no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the Closing.  This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms subject to the Enforceability Limitations.

Section 4.3             Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of the Closing will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational document of Purchaser, (b) require any notice to, filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or cause the loss of the benefit under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or result in the creation of an Encumbrance upon any of the assets or properties of Purchaser or any of its Subsidiaries, or (d) violate any material Law applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets.

Section 4.4             Litigation.  There are no actions, suits, proceedings or other litigation pending, or, to Purchaser’s knowledge, threatened, against Purchaser or any of its Affiliates with respect to this Agreement or in connection with the transactions contemplated hereby.

Section 4.5             Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk.

(a)           Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares.

(b)           Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

Section 4.6             Availability of Funds.  As of the date of this Agreement, Purchaser has access to sufficient funds, and will at the Closing have sufficient immediately available U.S. Dollar funds in cash, to pay the Purchase Price.

Section 4.7             Brokers or Finders.  Neither Purchaser nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement for which Seller or any of its Subsidiaries are or may be responsible.

ARTICLE V
COVENANTS

Section 5.1             Interim Operations of the Company.  Except as expressly contemplated by this Agreement, except as required by applicable Law, except as set forth in the Disclosure Schedule (including Section 5.1 thereof), and except as may be consented to in writing by

Purchaser (which consent shall not be unreasonably withheld or delayed), after the date hereof and prior to the Closing Date:

(a)           the business of the Company shall be conducted in a manner consistent with past practice and in the ordinary and usual course;

(b)           Seller will use, and will cause the Company to use, its commercially reasonable efforts to preserve the business organization of the Company intact, to preserve the goodwill of suppliers, customers, independent contractors and others having business dealings with the Company and to keep available the services of the present officers, employees and consultants of the Company;

(c)           the Company shall not amend its certificate of incorporation or by-laws;

(d)           the Company shall not (i) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or other equity or ownership interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or other equity or ownership interests, (ii) declare, set aside or pay any dividend or any other distribution payable in cash, stock or other equity or ownership interests, or property with respect to any shares of any class or series of its capital stock or other equity or ownership interests, (iii) split, combine or reclassify any shares of any class or series of its stock or other equity or ownership interests, or (iv) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock or other equity or ownership interests, or any instrument or security which consists of or includes a right to acquire such shares or other equity or ownership interests;

(e)           except as may be required by applicable Law or under any existing agreement, the Company shall not: (i) increase the compensation or benefits payable or to become payable to or grant any bonuses, salary increase, severance pay or retention pay to any of its officers, directors, employees, agents or consultants; (ii) enter into or amend any Company Employee Plan; (iii) hire any employee, agent or consultant; (iv) make or amend any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any such Person pursuant to any Company Employee Plan or otherwise; or (v) discharge any officer, key employee or key consultant of the Company without cause, or engage in any employee layoffs, plant closures or reductions in force without first providing notices and complying with any other applicable requirements of the WARN Act or any similar applicable Law; provided, however, that notwithstanding the foregoing, the Company may (A) make employee advances in the ordinary course of business consistent with past practice; (B) hire new employees for non management positions for the purposes of Company Business; and (C) hire new consultants for the purposes of Company Business.

(f)            the Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization of the Company;

(g)           the Company shall not change any of the accounting methods used by it unless required by GAAP or applicable Law;

(h)           the Company shall not become legally committed to any new capital expenditure requiring expenditures in excess of $100,000, except for committed expenditures;

(i)            except for licenses granted or obtained in the ordinary course of business and consistent with past practices, the Company shall not transfer, sell, lease, license, mortgage or create an Encumbrance (other than a Permitted Encumbrance) upon any of its assets or properties (other than the disposition of immaterial assets consistent with past practice) or license, sell, transfer, pledge, modify, dispose of or permit to lapse any right under or respecting, or enter into any settlement regarding the breach or infringement of, any Company Intellectual Property Rights or disclose any Company Intellectual Property Rights (other than Patent Rights, Trademark Rights and Copyrights and other than Confidential Information disclosed pursuant to confidentiality agreements entered into by the Company in the ordinary course of business consistent with past practice);

(j)            the Company shall not make any loans or advances to any Person other than in the ordinary course of business and consistent with past practice;

(k)           the Company will continue its advertising and promotional activities and pricing and purchasing policies, in the ordinary course of business consistent with past practice;

(l)            the Company will not incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any Indebtedness, including purchase money indebtedness, except trade or business obligations incurred in the ordinary course of business consistent with past practice in the aggregate not in excess of $100,000;

(m)          the Company will not purchase, lease, or otherwise acquire any assets involving the expenditure of more than $50,000 individually and $100,000 in the aggregate, other than purchases of inventory for redemption awards in the ordinary course of business and consistent with past practice;

(n)           other than in the ordinary course of business consistent with past practice, the Company will not (i) enter into any contract that would have been a Material Contract had it have been entered into prior to the date of this Agreement, (ii) modify in any material respect, amend in any material respect or terminate any of its Material Contracts, or (iii) waive, release or assign any material rights or claims;

(o)           the Company shall not adopt or change any method of Tax accounting;

(p)           the Company shall not enter into any contract or transaction with Seller or any of its Affiliates;

(q)           the Company shall not make any payments to any Affiliates other than pursuant to existing contracts; and

(r)            the Company shall not enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

Section 5.2             Access; Confidentiality.  (a)  Seller shall cause the Company prior to the Closing to (i) give Purchaser and its authorized representatives, upon reasonable advance notice and during regular business hours, reasonable access to all books, records, Tax Returns, personnel, representatives, officers and other facilities and properties of the Company, (ii) permit Purchaser to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as Purchaser may reasonably request and (iii) cause the officers of the Company to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company that Purchaser may from time to time reasonably request; provided, however, that any such access shall be conducted at Purchaser’s expense, at a reasonable time, under the supervision of Seller’s or the Company’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the business of Seller or the Company.

(b)           Purchaser and its Affiliates shall treat as confidential all the information provided by Seller and the Company pursuant to this Section 5.2 or otherwise in connection with the consummation of the transactions contemplated by this Agreement and shall not use such information except in connection with the transactions contemplated hereby or disclose such information to third parties, without the prior written consent of Seller, other than to Purchaser’s advisors and consultants or as required by Law; provided, however, that prior to disclosing any such confidential information as required by Law, Purchaser shall promptly notify Seller so that Seller may seek a protective order or other appropriate remedy.

(c)           Seller and its Affiliates shall not make known, disclose, furnish, make available or utilize any of the confidential information of the Company at any time during the three (3)-year period immediately following the Closing Date, other than as expressly permitted herein, or as required by Law; provided, however, that prior to disclosing any such confidential information as required by Law, Seller shall promptly notify Purchaser so that Purchaser may seek a protective order or other appropriate remedy.

Section 5.3             Efforts and Actions to Cause Closing to Occur.  (a)  Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the Closing as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity.  In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.  Nothing contained in this Agreement shall require Seller or any of its Affiliates to pay any consideration to any other Person from whom such approvals, authorizations, consents orders, licenses, permits, qualifications, exemptions or waivers is requested.

(b)           If any party hereto or Affiliate thereof receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

Section 5.4             Tax Matters.  (a)  Tax Indemnification.  Seller shall indemnify, save and hold the Purchaser Indemnified Persons harmless from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) any Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date, to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), including the tax liability, if any, arising on account of a Section 338(h)(10) Election, except to the extent that such Taxes are reflected in the reserve for such Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns, and (ii) the unpaid Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date, provided, that for purposes of this sentence any transactions occurring on the Closing Date after the Closing shall be treated as having occurred on the day after the Closing Date.

(b)           Tax Periods Ending On or Before the Closing Date – Nonconsolidated Tax Returns.  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date, other than Tax Returns with respect to periods for which a consolidated, unitary or combined Tax Return of Seller will include the operations of the Company.  Purchaser shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller.  Seller shall pay to Purchaser, within fifteen (15) days after the date on which Taxes are paid with respect to such periods, that amount equal to such Taxes of each of the Company with respect to such periods, except to the extent that such Taxes are reflected in the reserve for such Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the

Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns.

(c)           Tax Periods Ending On or Before the Closing Date – Seller Consolidated Tax Returns.  For all Tax periods ending on or prior to the Closing Date, Seller shall cause the Company to join in any consolidated, unitary or combined Tax Return of Seller, and Seller shall pay any such Taxes attributable to the Company (including, in the case of Seller’s consolidated federal income Tax Return, any intercompany items taken into income under Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19).

(d)           Straddle Period Tax Returns.  Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for any Straddle Period.  Purchaser shall permit Seller to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller.  Seller shall pay to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods, that amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date, except to the extent that such Taxes are reflected in the reserve for such Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns.  For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in the last sentence of Section 5.4(a).

(e)           Cooperation on Tax Matters.  Purchaser, Seller and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and timely notification of receipt of any notice of an Audit or notice of deficiency relating to any Tax or Tax Return with respect to which the non-recipient may have liability hereunder.  The Company and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, (ii) to deliver or make available to Purchaser, within sixty (60) days after the Closing Date, copies of all such books and records, and (iii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.  Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f)            Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid 50% by Seller and 50% by Purchaser when due.  Any Tax Returns and other documentation that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the party primarily responsible under the applicable local law for the filing of such Tax Returns or other documentation, and such party shall use its commercially reasonable efforts to provide drafts of such Tax Returns and other documentation to the other party at least ten (10) business days prior to the due date for such Tax Returns and other documentation.

(g)           FIRPTA Certificate.  Seller shall have delivered to Purchaser a certificate of its non-foreign status substantially in the form set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B).

(h)           Section 338(h)(10) Election.

(i)            Seller and Purchaser shall jointly make the election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations and any comparable election under state, local or foreign tax law (the “Section 338(h)(10) Election”).

(ii)           As soon as practicable after the Closing Date, (A) Seller and Purchaser shall mutually prepare a Form 8023 (with all attachments) and cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve such Section 338(h)(10) Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state and local tax law) or any successor provisions, and (B) Purchaser shall determine the amount of the “adjusted gross-up basis” with respect to the Section 338(h)(10) Election (within the meaning of Treasury Regulation Section 1.338-5) and the allocations of the “adjusted grossed-up basis” among the relevant assets in accordance with Section 338(b)(5) of the Code and the Treasury regulations thereunder.  Purchaser’s determination shall be subject to Seller’s review and approval.  In the event that the parties cannot agree on a mutually satisfactory allocation within 30 days after the presentation of Purchaser’s computations and allocations described in clause (B), a mutually selected independent accounting firm shall, at Seller’s and Purchaser’s joint expense, determine the appropriate allocation, which determination shall be binding on the parties.  Any allocation of Purchase Price hereunder shall be made final no later than 10 days prior to the due date for filing the Form 8023.

(iii)          The parties agree to be bound by the allocation of the Purchase Price as agreed upon and shall take no action inconsistent with the Section 338(h)(10) Election or the agreed upon allocation of the Purchase Price for the purpose of all Tax Returns filed by them, and shall not voluntarily take any action inconsistent therewith unless required by law.

(i)            Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements or arrangements, written or oral, between Seller and the Company shall terminate as of the Closing.  After the Closing Date, neither the Company nor any member of the Seller affiliated group shall have any further rights or obligations under any such Tax sharing agreements.

Section 5.5             Publicity.  Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated by this Agreement.  Neither Purchaser nor Seller shall issue any such press release or make any such public statement without the prior written approval of the other party to this Agreement, such approval not to be unreasonably withheld or delayed, except as may be required by Law or any securities exchange (or the National Association of Securities Dealers) on which the securities of Seller, Purchaser or their Affiliates are then listed.

Section 5.6             Employees.  No later than five days prior to the Closing, the Company will provide to Purchaser, to the extent necessary, an updated Section 3.20(l) of the Disclosure Schedule.

Section 5.7             Plan Termination.  Upon reasonable prior notice to the Company from Purchaser, the board of directors of the Company shall adopt resolutions approving the termination of the Company’s 401(k) plan, effective immediately prior to the Closing.  Such resolutions shall not be adopted unless and until such notice is given by Purchaser.

Section 5.8             Intercompany Arrangements.  Except as otherwise expressly contemplated by this Agreement or as disclosed in Section 5.8 of the Disclosure Schedule, (a) all agreements and commitments, whether written or oral, which are solely between the Company, on the one hand, and Seller and its Affiliates (excluding the Company), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto, and (b) all intercompany accounts between Seller or its Affiliates (excluding the Company), on the one hand, and the Company, on the other hand, shall be settled in full at or prior to the Closing.

Section 5.9             Transfer of Name; Restriction on Use.  (a) On or prior to the Closing Date, Seller shall transfer and assign, or cause to be transferred and assigned, to Purchaser all rights of Seller and its Affiliates to the name “Unitedonline.com,” including all rights to the domain name www.unitedonline.com (collectively, the “Transferred Name”) and shall execute all documents reasonably necessary in connection with such transfer and assignment.  Purchaser shall not use the Transferred Name in any way related to, involving or in connection with the transportation, travel or leisure industries.

(b)           Purchaser shall not transfer, sell, assign or license all or any part of or any rights to or interest in the Transferred Name to a third party (a “Proposed Transferee”) without obtaining the prior written consent of Seller (it being understood and agreed that as a condition of any such transfer the Proposed Transferee shall assume and agree to be bound by Purchaser’s obligation contained in this Section 5.9, including the obligation to ensure that a further successor to the Proposed Transferee assume and agree to be bound by such obligation).

Section 5.10           Seller Names.  Except as set forth in Section 5.10 of the Disclosure Schedule,  Seller is not granting Purchaser or the Company a license to use, Seller is not transferring to Purchaser or the Company, and neither Purchaser nor the Company shall have any right, title or interest in or to, any trade names, trademarks, service names or service marks of Seller or any of its Affiliates (the “Seller Names”).  Within thirty days after the Closing Date, Seller and Purchaser shall negotiate and enter into an agreement (under which Seller shall not be entitled to receive any additional consideration) to provide for the use by the Company, in a manner consistent with past practice, of trademarks of Seller that are currently used by the Company pursuant to the Mileage Plus Participation Agreement, dated March 1, 2005, by and between Seller and the Company, as amended by the First Amendment, dated March 1, 2006, for the term of the Mileage Plus Participation Agreement.  Except as contemplated by the immediately preceding sentence, Purchaser agrees to cause the Company, from and after five (5) days after the Closing, to cease to use, directly or indirectly, and in any manner or form, the Seller Names.

Section 5.11           Maintenance of Books and Records.  After the Closing, each of the parties hereto shall preserve, until at least the sixth anniversary of the Closing Date, all pre-Closing Date corporate, financial, tax and legal records possessed or to be possessed by such party relating to the Company.  After the Closing Date and up until at least the sixth anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours, (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses) and (c) permit the requesting party and its representatives meet with officers and employees of the other party or the Company, as appropriate, on a mutually convenient basis in order to obtain explanations with respect to such books and records and to obtain additional information; provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law.  Such records may be sought under this Section 5.11 for any reasonable business purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, insurance, federal securities disclosure or other similar needs of the party seeking such records.  Any information obtained pursuant to this Section 5.11 will be treated as if it were confidential information and subject (for the benefit of the delivering party) to the terms of Section 5.2.  Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 60th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

Section 5.12           Bank Accounts.  Seller has provided Purchaser with a complete list of each of the bank accounts of the Company and the authorized signatories for each such account.  The parties shall cooperate in connection with the replacement or supplementation of such signatories effective as of the Closing.

Section 5.13           Director and Officer Resignations.  At or prior to the Closing, Seller shall deliver to Purchaser the resignations, effective as of the Closing, of all members of the board of directors of the Company from their positions as directors of the Company and all officers of the Company.

Section 5.14           Further Assurances.  (a)  From and after the Closing, each of Seller and Purchaser shall use commercially reasonable efforts (but only to the extent such efforts are not disruptive to the operations of either party’s business and do not require the incurrence of any cost or expense that is not advanced to it by the other party) to furnish or cause to be furnished to the other party and its employees, counsel, auditors and other representatives such information and reasonable assistance relating to the Company (to the extent within the control of such other party) as is reasonably necessary for required financial reporting and required accounting matters of the other party, including the furnishing of such documentation and information relating to the Company as may be reasonably requested in connection with the preparation of reports, accounts and other documents and materials to be filed with or submitted to the SEC or any stock exchange or in connection with any proposed capital markets offering.

(b)           At any time and from time to time, each party to this Agreement agrees to use commercially reasonable efforts, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

Section 5.15           Compliance with the WARN Act and Similar Laws.  Seller shall cause the Company not to, at any time within the 90-day period before the Closing, without complying fully with the notice and other requirements of the WARN Act, effectuate (a) a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company; or (b) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company.  Nor shall Seller permit the Company otherwise to terminate or lay off employees in such numbers as to trigger the application of or give rise to liability under any applicable Laws similar to the WARN Act.  After the Closing, Purchaser shall cause the Company to comply fully with the notice and other requirements of the WARN Act with respect to any actions taken by the Company after the Closing regarding any site of employment or facility of the Company.  For purposes of the WARN Act and this Agreement, the Closing is and shall be the same as the “effective date” within the meaning of the WARN Act.

Section 5.16           Company Registered Intellectual Property Rights Actions.  At or prior to the Closing, Seller shall deliver to Purchaser a list of all actions that must be taken by the Company within sixty (60) of the Closing Date to maintain the existence, validity or enforceability of the Company Registered Intellectual Property Rights (other than the foreign trademarks set forth in Section 5.16 of the Disclosure Schedule).

Section 5.17           Amendment and Sublease.  As promptly as practicable following the Closing, Seller and Purchaser shall (a) cooperate in good faith to cause the Sixth Amendment to Lease to be executed and delivered by the parties thereto and (b) negotiate and cause their respective Subsidiaries to execute and deliver an agreement providing for the sublease by UAL Loyalty Services, LLC to the Company of a portion of the premises located at Woodfield Financial Centre 1, 1375 East Woodfield Road, Schaumburg, Illinois 60173 (the “Sublease”), on the terms set forth on Exhibit B attached hereto and otherwise on such commercially reasonable terms as the parties shall mutually agree.

Section 5.18           Insurance.  Purchaser acknowledges that from and after the Closing Date, (a) the Company shall be removed from coverage under all of the insurance policies maintained by Seller or any of its Affiliates that, prior to the Closing Date, afforded coverage to the business or assets of the Company and (b) neither Purchaser nor the Company will have any right to make or pursue (or cause Seller or any of its Affiliates to make or pursue) any claim for insurance coverage under any such policies.

ARTICLE VI
CONDITIONS

Section 6.1             Conditions to Each Party’s Obligation to Effect the Closing.  The obligation of each party to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)           Statutes; Court Orders.  No Law shall have been enacted or promulgated by any Governmental Entity which makes the transactions contemplated hereby illegal and there shall not be a temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity of competent jurisdiction in effect preventing the consummation of the Closing.

(b)           Orders and Approvals.  All material consents, orders or approvals of, declarations or filings with, and expirations of waiting periods imposed by, any Governmental Entity (including pursuant to any applicable non-U.S. laws with respect to foreign investment and competition) that are required for the consummation of the transactions contemplated hereby, if any, shall have been obtained and in effect.

Section 6.2             Conditions to Obligations of Purchaser to Effect the Closing.  The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)           The representations and warranties of Seller set forth in this Agreement (disregarding all qualifications and exceptions therein relating to materiality and Company Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date (which need only be true and correct as of such date), as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of one or more representations or warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Seller shall have performed and complied with, in all material respects, all agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)           Purchaser shall have received a certificate signed by an appropriate officer of Seller, dated the Closing Date, to the effect set forth in clauses (a) and (b) of this Section 6.2.

Section 6.3             Conditions to Obligations of Seller to Effect the Closing.  The obligations of Seller to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)           The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date (which need only be true and correct in all respects as of such date), as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(b)           Purchaser shall have performed and complied with, in all material respects, all agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)           Seller shall have received a certificate signed by an appropriate officer of Purchaser, dated the Closing Date, to the effect set forth in clauses (a) and (b) of this Section 6.3.

ARTICLE VII
TERMINATION

Section 7.1             Termination.  The transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing Date:

(a)           By the mutual written consent of Purchaser and Seller;

(b)           By either party on prior written notice to the other if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(c)           By either party on prior written notice to the other if the Closing shall not have occurred on or prior to the sixtieth day following the date of this Agreement;

(d)           By Seller on prior written notice to Purchaser if any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment and shall not have been waived by Seller; or

(e)           By Purchaser on prior written notice to Seller if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Purchaser;

provided, however, that the party seeking termination pursuant to Section 7.1(c), (d) or (e) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 7.2             Effect of Termination.  In the event of the termination of this agreement in accordance with Section 7.1, (a) this Agreement shall become null and void and of no further force or effect except for Section 5.5, this Article VII, and Article X, (b) such termination shall relieve each party from all violations of this Agreement that occurred prior to such termination other than intentional breaches and (c) all confidential information received by Purchaser with respect to the Company shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.1             Indemnification; Remedies.  (a)  From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and the Company, and their respective Subsidiaries, Affiliates, successors, assigns, officers, directors, stockholders and employees (“Purchaser Indemnified Persons”) from and against all Losses incurred by, or claimed or assessed against, any of them that arise out of or relate to (i) any inaccuracy in Seller’s representations and warranties contained in this Agreement (other than Section 3.18 (Tax Matters), which is addressed in Section 5.4), (ii) any breach by Seller of any of its covenants in this Agreement that survive the Closing or (iii) any claim by any of the individuals listed in the definition of Seller’s Knowledge (or any of their affiliates) (each, an “Indemnified Individual”) against the Company for indemnification to the extent that such claim (A) is asserted by such Indemnified Individual based on rights to indemnification that are in existence as of the date of this Agreement, without modification thereto, and (B) seeks indemnification against a claim made by Seller against such Indemnified Individual to the extent arising from, relating to or resulting from (x) a claim by Purchaser against Seller pursuant to clauses (i) or (ii) of this Section 8.1(a) or (y) any other claims by Purchaser against Seller arising under or in connection with this Agreement (any such claim, a “Derivative Indemnification Claim”) (it being understood that a claim by an Indemnified Individual for indemnification by the Company against a Third-party Claim arising under Section 8.1(a)(i) with respect to which such individual is a Purchaser Indemnified Person shall be deemed to be included in any associated Derivative Indemnification Claim).

(b)           Seller’s indemnification obligation under Section 8.1(a) shall be subject to each of the following limitations:

(i)            With respect to indemnification for Losses arising out of or relating to any breaches of any representation or warranty by Seller in this Agreement (other than Sections 3.1 (Organization), 3.2 (Authorization), 3.3 (Execution; Validity of Agreement), 3.5 (Ownership and Possession of Shares), 3.6 (Capitalization), 3.7  (Subsidiaries and Affiliates), 3.21 (Brokers or Finders) and any Derivative Indemnification Claims, as to which Seller’s obligations under Section 8.1(a) shall survive indefinitely and other than Section 3.18 (Tax Matters), which is addressed in Section 5.4), such obligation to indemnify shall terminate on the first anniversary of the Closing unless before such date Purchaser has provided Seller with an applicable Claim Notice;

(ii)           Except with respect to any breach of Sections 3.1 (Organization), 3.2 (Authorization), 3.3 (Execution; Validity of Agreement), 3.5 (Ownership and Possession of Shares), 3.6 (Capitalization), 3.7 (Subsidiaries and Affiliates) or 3.21 (Brokers or Finders) and other than Derivative Indemnification Claims, there shall be no obligation to indemnify under Section 8.1(a) unless the aggregate of all Losses for which Seller, but for this clause (ii), would be liable under Section 8.1(a) exceeds on a cumulative basis an amount equal to $500,000, and then only to the extent of such excess; and

(iii)          Except with respect to any breach of Sections 3.1 (Organization), 3.2 (Authorization), 3.3 (Execution; Validity of Agreement), 3.5 (Ownership and Possession of Shares), 3.6 (Capitalization), 3.7 (Subsidiaries and Affiliates) or 3.21 (Brokers or Finders) and other than Derivative Indemnification Claims, there shall be no further obligation to indemnify under Section 8.1(a) to the extent amounts previously actually indemnified under Section 8.1(a) are, in the aggregate, in excess of 25.00% of the Purchase Price; provided, however, that in no event shall Seller’s aggregate liability for any and all matters under Section 8.1(a) exceed the Purchase Price.

(c)           From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller, and its Subsidiaries, Affiliates, successors, assigns, officers, directors, stockholders and employees (“Seller Indemnified Persons”) from and against all Losses incurred by, or claimed or assessed against, any of them that arise out of or relate to (i) any inaccuracy in Purchaser’s representations and warranties contained in this Agreement; or (ii) any breach by Purchaser of any of its covenants in this Agreement that survive the Closing.  With respect to indemnification for Losses arising out of or relating to any breaches of any representation or warranty by Purchaser in this Agreement (other than Sections 4.1 (Organization), 4.2 (Authorization; Validity of Agreement), 4.5 (Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk) and 4.7 (Brokers or Finders), as to which Purchaser’s obligations under this Section 8.1(c) shall survive indefinitely), such obligation to indemnify shall terminate on the first anniversary of the Closing unless before such date Seller has provided Purchaser with an applicable Claim Notice.

Section 8.2             Net Losses and Subrogation.  (a)  Notwithstanding anything to the contrary contained herein, the amount of any Losses incurred by any Indemnified Party shall be reduced by: (i) the amount of any insurance proceeds actually received by the relevant Indemnified Party with respect to such Loss, (ii) any indemnity, contribution or other similar payment actually received by the relevant Indemnified Party from any third party with respect to such Loss, and (iii) any net Tax benefits actually realized by the Indemnified Party as a result of the events giving rise to the Loss.  Each Indemnified Party shall use reasonable efforts to obtain such proceeds, payments and benefits.  If any such proceeds, payments or benefits are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, payments or benefits (up to the amount of the Indemnifying Party’s payment).

(b)           Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates to the extent of such payment.  Such Indemnified Party (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

Section 8.3             Notice of Claim; Defense.  (a)  If (i) any third-party institutes or asserts any claim, demand, investigation, action or proceeding (each of the foregoing, a “Proceeding”) (other than any Proceeding with respect to Taxes, which is governed by Section 5.4) that may give rise to Losses for which an Indemnifying Party may be liable under this Article VIII (a “Third-party Claim”) or (ii) any Indemnified Party shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-party Claim (a “Direct Claim”), then, in case of clause (i) or (ii), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such Proceeding and, to the extent practicable, the estimated amount of all related liabilities (a “Claim Notice”) and shall provide the Indemnifying Party with such additional information with respect thereto as the Indemnifying Party may reasonably request.  The Indemnifying Party shall be relieved of its indemnification obligations under this Article VIII solely (and only) to the extent that it is actually prejudiced by the failure of the Indemnified Parties to provide a timely and adequate Claim Notice.

(b)           In the event of a Third-party Claim, the Indemnifying Party may, at its own expense, (i) participate in the defense of any such Third-party Claim and (ii) upon notice to the Indemnified Party assume the defense thereof with counsel of its own choice if it gives written notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of the Claim Notice with respect to such Third-Party Claim.  If the Indemnifying Party assumes such defense, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Proceeding, provided that the Indemnified Parties and their counsel shall reasonably cooperate with the Indemnifying Party and its counsel in connection with such Proceeding.  The Indemnifying Party shall not settle any such Proceeding without the relevant Indemnified Parties’ prior written consent, unless the terms of such settlement provide for no relief other than the payment of monetary damages, which amounts will be fully indemnified under Section 8.1(a) or Section 8.1(c), as applicable.  Notwithstanding the foregoing, (x) if the Indemnifying Party elects not to retain counsel and assume control of such defense (or fails to do so within thirty (30) days of the receipt of the Claim Notice with respect to such third-party claim) or (y) if the Indemnified Party reasonably determines, based on the advice of outside counsel, that representation of both the Indemnifying Party and the Indemnified Party by the same law firm would create a conflict of interest, then the Indemnified

Parties shall retain their own law firm in connection with such Proceeding, and the reasonable fees, charges and disbursements (“Fees”) of such separate law firm shall be reimbursed by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be obligated to pay the Fees of more than one separate law firm for all Indemnified Parties, taken together, except in any case in which the representation of one or more Indemnified Parties by one law firm would create a conflict of interest, in which case the Indemnifying Party shall reimburse the Indemnified Parties for the reasonable Fees of separate law firms retained by each such Indemnified Party (it being agreed that the aggregate Fees of all such law firms shall be deemed to be reasonable only to the extent that such Fees do not exceed the amount of Fees that would be considered reasonable had only a single law firm been retained to represent all Indemnified Parties in such matter).  In the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third-party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed), each Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article VIII with respect to such Third-party Claim.

(c)           From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and representatives reasonable access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).

Section 8.4             Tax Effect of Indemnification Payments.  All indemnity payments made pursuant to this Article VIII or Section 5.4 shall be treated for all Tax purposes as adjustments to the Purchase Price.

Section 8.5             No Duplication; Exclusive Remedy.  (a)  Any liability for indemnification hereunder shall be determined without duplication of recovery solely by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(a)           From and after the Closing, the exclusive remedy of each party in connection with any and all claims under this Agreement (whether under this Agreement or arising under common law or any other Law), shall be as provided in the indemnification provisions set forth in Section 5.4 and this Article VIII, except for willful misconduct or common law fraud claims and claims seeking equitable relief in connection with the failure of either party to perform its covenants hereunder.

Section 8.6             Assumption of Indemnification Obligations.  In the event that either party hereto or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (whether by sale, merger, operation of law or otherwise), then, and in each such case and as a condition precedent to the validity of any such action, proper provision will be made so that the successors and assigns of such party shall fully assume the obligations thereof set forth in Sections 5.4 and 8.1(a), in the case of Seller, and Section 8.1(c), in the case of Purchaser.

Section 8.7             Survival of Covenants.  The parties’ respective covenants and agreements contained in this Agreement shall survive indefinitely unless otherwise set forth herein.

ARTICLE IX
DEFINITIONS AND INTERPRETATION

Section 9.1             Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” or “this Agreement” shall mean this Stock Purchase Agreement, together with the Exhibits hereto and the Disclosure Schedule, as it may be amended from time to time in accordance with its terms.

“Ameniti” shall have the meaning set forth in Section 3.7(b).

“Audits” shall have the meaning set forth in Section 3.18(b).

“Balance Sheet” shall mean the audited special purpose statement of net assets to be sold of the Company included in the Special Purpose February 2006 Interim Financial Statements.

“Balance Sheet Date” shall mean February 1, 2006.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in the State of New York are authorized or obligated to close under the laws of such state.

“Claim Notice” shall have the meaning set forth in Section 8.3(a).

“Closing” shall mean the closing referred to in Section 2.1(a).

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the opening paragraph.

“Company Business” shall have the meaning set forth in Section 3.19(a)(i).

“Company Employee Plans” shall have the meaning set forth in Section 3.17(a).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 3.19(a)(ii).

“Company Registered Intellectual Property Rights” shall have the meaning set forth in Section 3.19(g).

“Company Material Adverse Effect” shall mean any material adverse effect on the business, financial condition, results of operations or assets and liabilities (taken together) of the Company; provided, however, that a Company Material Adverse Effect shall not be deemed to include any effect arising out of (i) changes in general economic conditions, (ii) changes in financial or securities market conditions, (iii) proposed or adopted laws, rules or regulations of general applicability or interpretations thereof by a Governmental Entity of competent jurisdiction, (iv) conditions or effects resulting from the announcement of the existence or terms of this Agreement or the transactions contemplated by this Agreement, (v) conditions affecting the industry in which the Company operates generally or (vi) acts of terrorism or any occurrence or declaration or other announcement of hostilities or war occurring prior to, on or after the date of this Agreement, except, in the cases of clauses (i) – (iii) and (v), to the extent that such changes have a disproportionately adverse effect on the Company as compared to other comparable businesses in the same industry.

“Confidential Information” shall have the meaning set forth in Section 3.19(a)(v).

“Confidentiality Agreement” shall mean the letter agreement dated December 20, 2005 between Seller and Purchaser.

“Copyrights” shall have the meaning set forth in Section 3.19(a)(iii).

“Derivative Indemnification Claim” shall have the meaning set forth in Section 8.1(a).

“Direct Claim” shall have the meaning set forth in Section 8.3(a).

“Disclosure Schedule” shall mean the disclosure schedule of even date herewith delivered by Seller to Purchaser simultaneously with the execution hereof.

“DOL” shall mean the Department of Labor.

“Domain Name Rights” shall have the meaning set forth in Section 3.19(a)(iii).

“Employee Benefit Plan” shall have the meaning set forth in Section 3.17(a).

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other similar restrictions or conditions on title or transfer of any nature whatsoever.

“Enforceability Limitations” shall have the meaning set forth in Section 3.3.

“Environmental Law” shall mean all Laws governing pollution or the protection of the environment.

“ERISA” shall have the meaning set forth in Section 3.17(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.17(a).

“Evaluation Material” shall have the meaning set forth in Section 10.13.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean the assets of the Company distributed or to be distributed by the Company to the Seller as set forth in Section 9.1 of the Disclosure Schedule.

“Excluded Items” shall mean (i) the Excluded Assets, (ii) all intercompany balances between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, (iii) all current taxes, deferred taxes and provision for income taxes, in each case of the Company, and (iv) all impairment losses and gains and/or losses on the sale of investments of the Company.

“Fees” shall have the meaning set forth in Section 8.3(b).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether federal, state, local or foreign.

“Indebtedness” of any Person shall mean, without double counting, (a) all liabilities and obligations, contingent or otherwise, of any such Person or any of its Subsidiaries, including penalties, interest and premiums:  (i) in respect of borrowed money, or (ii) evidenced by bonds, notes, debentures or similar instruments, or (iii) for the payment of money relating to a capitalized lease obligation, or (iv) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all liabilities and obligations of others of the kind described in the preceding clause (a) that such Person or any of its Subsidiaries has guaranteed or which are secured by an Encumbrance on any assets or property of such Person or any of its Subsidiaries.

“Indemnified Individual” shall have the meaning set forth in Section 8.1(a).

“Indemnified Party” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article VIII.

“Indemnifying Party” shall mean the Person or Persons claimed by the Indemnified Party to be obligated to provide indemnification under Article VIII.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.19(a)(iii).

“Inventions” shall have the meaning set forth in Section 3.19(a)(v).

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall have the meaning set forth in Section 3.4.

“Leased Properties” shall have the meaning set forth in Section 3.10(a).

“Letter of Intent” shall have the meaning set forth in Section 10.14.

“Licensed Intellectual Property Rights” shall have the meaning set forth in Section 3.19(i).

“Losses” shall mean any and all losses, liabilities, penalties, fines, damages, judgments, settlement costs and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’, accountants’ and other professional fees and expenses) of any kind or nature, known or unknown, fixed and accrued, absolute or contingent, liquidated or unliquidated.  Notwithstanding anything to the contrary in this Agreement, Losses under this Agreement shall exclude special, incidental, punitive, exemplary or consequential damages and lost profits except to the extent paid to a third party in connection with a Third-party Claim.

“Material Contract” shall have the meaning set forth in Section 3.12(b).

“Multiemployer Plan” shall have the meaning set forth in Section 3.17(h).

“Other Plans” shall have the meaning set forth in Section 3.17(h).

“Patent Rights” shall have the meaning set forth in Section 3.19(a)(iii).

“Pension Plan” shall have the meaning set forth in Section 3.17(g).

“Permitted Encumbrances” shall mean (i) Encumbrances for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) workers’, mechanics’, repairmen’s, suppliers’, carriers’ or similar Encumbrances arising in the ordinary course of business with respect to obligations that are not yet due and payable or that are being contested in good faith by appropriate proceedings; and (iii) Encumbrances that are immaterial in character and amount and that do not interfere with the use of the property subject to such Encumbrances.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Proceeding” shall have the meaning set forth in Section 8.3(a).

“Proposed Transferee” shall have the meaning set forth in Section 5.9(b).

“Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Purchaser” shall have the meaning set forth in the opening paragraph.

“Purchaser Indemnified Persons” shall have meaning set forth in Section 8.1(a).

“Real Property Leases” shall have the meaning set forth in Section 3.11(a).

“Registered Intellectual Property Rights” shall have the meaning set forth in Section 3.19(a)(iv).

“Section 338(h)(10) Election” shall have the meaning set forth in Section 5.4(h)(i).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the opening paragraph.

“Seller Indemnified Persons” shall have the meaning set forth in Section 8.1(c).

“Seller’s knowledge” or any similar expression with regard to the knowledge or awareness of Seller shall mean the actual knowledge of the following individuals:  Layton Han, John Fullmer, Stefan DeCota, David Rosen, Greg Kaplan, James Bohannon, Mitchel Harad, Matt Caldwell, Doug Hacker, Paul Zier and Curtis Atkisson.

“Seller Names” shall have the meaning set forth in Section 5.10.

“Shares” shall mean all the outstanding shares of common stock, par value $1.00, issued by the Company.

“Sixth Amendment to Lease” shall mean the Sixth Amendment to Lease by and between TA/Western, LLC, UAL Loyalty Services, LLC and the Company, substantially in the form attached hereto as Exhibit A.

“Special Purpose 2005 Financial Statements” shall mean the audited consolidated special purpose statement of net liabilities to be assumed of the Company as at December 31, 2005 together with the related audited consolidated special purpose statement of operating income for the year ended December 31, 2005, in each case together with the notes thereto and reflecting all adjustments necessary to eliminate the effect on such financial statements of the Excluded Items.

“Special Purpose January 2006 Interim Financial Statements” shall mean the audited consolidated special purpose statement of net liabilities to be assumed of the Company as at January 31, 2006, together with the related audited consolidated special purpose statement of operating income for the 31-day period ended January 31, 2006, in each case together with the notes thereto and reflecting all adjustments necessary to eliminate the effect on such financial statements of the Excluded Items.

“Special Purpose February 2006 Interim Financial Statement” shall mean the audited special purpose statement of net assets to be sold of the Company as at February 1, 2006, together with the notes thereto and reflecting all adjustments necessary to eliminate the effect on such financial statements of the Excluded Items.

“Straddle Period” shall have the meaning set forth in Section 5.4(a).

“Sublease” shall mean have the meaning set forth in Section 5.17.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” shall mean any and all taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any Tax Authority, which taxes shall include, without limiting the generality of the foregoing, those on, or measured by or referred to as income (including, but not limited to, U.S. federal income taxes and state income taxes), payroll and employee withholding, unemployment compensation, social security, sales, use, excise, environmental, franchise, gross receipts, minimum, occupation, real and personal property, stamp, transfer, withholding, workers’ compensation, capital ad valorem, profits, license, severance, net worth, value added, premium, windfall profits, and other obligations of the same or of a similar nature.

“Tax Authority” shall mean any competent domestic or foreign national, state, provincial, municipal or other local judicial, legislative, executive, administrative or regulatory authority or any governmental or private body exercising any regulatory or taxing authority responsible for the determination, assessment or collection of Taxes.

“Tax Return” means any report, return, certificate, form, similar statement or document or other information (including any related or supporting information or schedule attached thereto and any information, return, amended tax return, claim for refund or declaration of estimated Tax) permitted or required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws of any Tax Authority relating to any Taxes, a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

“Technology” shall have the meaning set forth in Section 3.19(a)(v).

“Third-party Claim” shall have the meaning set forth in Section 8.3(a).

“Trademark Rights” shall have the meaning set forth in Section 3.19(a)(iii).

“Trademarks” shall have the meaning set forth in Section 3.19(a)(v).

“Trade Secret Rights” shall have the meaning set forth in Section 3.19(a)(iii).

“Transfer Taxes” shall have the meaning set forth in Section 5.4(f).

“Transferred Name” shall have the meaning set forth in Section 5.9(a).

“2004 Financial Statements” means the audited consolidated balance sheet of the Company as of December 31, 2004 and the related audited consolidated statements of operations, changes in stockholders equity and cash flows for the year then ended, in each case together with the notes thereto.

“U.S.” shall mean the United States of America.

“U.S. Dollar” or “$” means the lawful currency of the United States of America.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Works of Authorship” shall have the meaning set forth in Section 3.19(a)(v).

Section 9.2             Interpretation.  (a)  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)           Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)            A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(h)           All payments and adjustments under this Agreement shall be made in U.S. Dollars.

ARTICLE X
MISCELLANEOUS

Section 10.1           Fees and Expenses.  Except as set forth in Section 5.4(f), all costs and expenses incurred in connection with this Agreement and the consummation of the Closing shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.

Section 10.2           Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Purchaser, to:

United Online, Inc.

21301 Burbank Boulevard

Woodland Hills, CA 91367

Attention:  General Counsel
Telephone:  (818) 287-3315
Telecopy:    (818) 287-3010

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA  90071
Attention:  Brian J. McCarthy, Esq.
Telephone:  (213) 687-5000
Telecopy:  (213) 687-5600

and if to Seller, to:

UAL Corporation

1200 East Algonquin Road

Elk Grove Township, IL 60007

Attention:  General Counsel
Telephone:  (847) 700-5717
Telecopy:    (847) 700-4683

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL 60606
Attention:  Elizabeth A. Raymond, Esq.
Telephone:  (312) 782-0600
Telecopy:    (312) 701-7711

Section 10.4           Counterparts.  This Agreement may be executed in two or more counterparts, and may be executed and delivered by facsimile, and all such counterparts and facsimiles shall be considered one and the same agreement.

Section 10.5           Entire Agreement; No Third Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

Section 10.6           Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 10.8           Jurisdiction.  To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of Delaware located in the city of Wilmington and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of the courts of the State of Delaware located in the city of Wilmington for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.3 (Notices) or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 10.9           Extension; Waiver.  At any time prior to the Closing Date, either party hereto may extend the time for the performance of any of the obligations or other acts of the other party.  Any agreement on the part of a party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.  The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.10         Assignment.  (a)  This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, except that Purchaser may assign all or any portion of its rights, interests or obligations to one or more Affiliates of Purchaser, which assignees may thereafter assign any such rights, interests or obligations to one or more Affiliates (but no such assignment shall relieve Purchaser of any of its obligations under this Agreement).

(b)           Notwithstanding anything to the contrary set forth herein, Purchaser may assign all or a portion of its rights under Section 5.4 or Article VIII of this Agreement in connection with the direct or indirect sale of all or substantially all of (i) the outstanding capital stock or other equity or ownership interest of the Company or (ii) the business and assets of the Company; provided, however, that in the case of any such assignment, (x) such assignee shall expressly assume the obligations of Purchaser under this Agreement by execution of an assumption agreement in form and substance reasonably satisfactory to Seller and (y) Purchaser shall remain liable for all of its obligations under this Agreement.

Section 10.11         Obligations of Seller and the Company.  Whenever this Agreement requires the Company to take any action at or prior to the Closing, that requirement shall be deemed to include an undertaking on the part of Seller to cause the Company to take that action.

Section 10.12         Specific Performance.  The parties hereto agree that irreparable harm would occur and monetary damages would not be sufficient in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.13         Disclaimer of Warranties.  Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking statements made available to Purchaser.  There is no assurance that any projected or forecasted results will be achieved.  Purchaser understands and acknowledges that neither Seller nor any of its representatives has made any representation or warranty, express or implied, as to accuracy or completeness of any memoranda, charts, summaries, schedules or other information, written or oral, heretofore made available to Purchaser or its representatives by or on behalf of Seller (the “Evaluation Material”), except as set forth in the representations and warranties set forth in this Agreement.  Purchaser agrees that neither Seller nor its representatives shall have any liability to Purchaser or any of its representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom, except for any liability resulting from the breach of the representations, warranties, covenants and agreements set forth in this Agreement.  Purchaser also agrees that, except as set forth in the representations and warranties set forth in this Agreement, it has not relied on the accuracy or completeness of any Evaluation Material and acknowledges that, in entering into this Agreement, it has relied solely on its own investigation of the Company and the representations or warranties contained in this Agreement, subject to such limitations and restrictions as may be specified herein.

Section 10.14         Letter of Intent Waiver.  Purchaser agrees and acknowledges that the distribution by the Company to Seller, prior to the Closing Date, of the Excluded Assets shall not be deemed to be a breach of any of the provisions of the letter agreement, dated February 10, 2006, between Purchaser and Seller (the “Letter of Intent”), and Purchaser hereby waives any and all claims and causes of action arising under the Letter of Intent with respect to such distributions.

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

UNITED ONLINE, INC.

By	/s/ Mark R. Goldston
Name: Mark R. Goldston
Title: Chairman, President and CEO

UAL CORPORATION

By	/s/ Douglas Hacker
Name: Douglas Hacker
Title: Executive Vice President

Exhibit A

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (the “Sixth Amendment”) is made and entered into as of April 1, 2006 by and between TA/WESTERN, LLC, a Delaware limited liability company (the “Landlord”), on the one hand, and UAL LOYALTY SERVICES, INC., a Delaware corporation (“ULS” or “Tenant”)) and MYPOINTS.COM, INC., a Delaware corporation (“MyPoints” or “Tenant”); MyPoints and ULS to be referred to, collectively, as the “Tenants”). Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Lease.

RECITALS

A.    Landlord and Tenants are parties to that certain written Lease dated May 12, 1999 as amended by that certain First Amendment to Lease; Second Amendment to Lease; Third Amendment to Lease; Fourth Amendment to Lease; and Fifth Amendment to Lease (collectively, the “Lease”) under which Tenants lease from Landlord approximately 40,517 rentable square feet of office space (the “Premises”) in the Woodfield Financial Center located at 1375 East Woodfield Road, Schaumburg, Illinois (the “Building”).

B.    The Tenants have exercised their Option to Extend Term as set forth in the Fifth Amendment to Lease and the parties have agreed to amend the Lease as more fully described herein to provide for the extension of the Term for an additional one-year period and the modification of the rental rate all as provided in this Sixth Amendment.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Term as Extended. The Term of the Tenants’ lease of the Premises from Landlord under the terms of the Lease and this Sixth Amendment is extended for an additional one-year period from August 16, 2006 (the “Effective Date”) to August 15, 2007 such that the expiration date of the Lease as amended herein shall be August 15, 2007.

2.             Condition of the Premises. Tenants accept the Premises in “As-Is, Where-Is” condition and acknowledge and agree that Landlord has no obligation to perform any work to the Premises under this Sixth Amendment.

3.             Basic Rental. Beginning as of the Effective Date, Tenants shall pay Landlord Basic Rental for the Premises pursuant to the terms of the Lease as follows:

Period	Rate p/s/f		Annual Amount	Monthly Amount
8/16/06 to 8/15/07	$21.00	psf	$850,857.00	$70,904.75

4.             Option to Extend Term. Tenants shall have the “Option to Extend the Term” of this Lease for an additional two (2)  year period upon the same terms, covenants, and conditions contained in this Lease, except that the Basic Rental shall be equal to prevailing market rate, including prevailing escalations, for similar space in the Building then being offered to prospective tenants at the time Tenants exercise the option to extend, as determined by Landlord in its reasonable discretion (the “Option to Extend Term”). Tenants shall provide notice of its interest in exercising the Option to Extend Term by giving written notice to Landlord no later than eight (8) months prior to the last day of the Term of the Lease as extended herein and Landlord shall notify Tenant of the proposed Basic Rental for the Option to Extend Term within thirty (30) days of Tenants’ notice of its intent to exercise of the Option to Extend Term. Tenant shall then exercise the Option to Extend Term by giving written notice to Landlord no later than six (6) months prior to the last day of the Term of the Lease as extended herein , and the parties shall prepare the appropriate amendment to the Lease. The execution of a written supplement shall not be a condition to the effectiveness of Tenants’ exercise of the Option to Extend the Term hereunder.

5.             Commissions. Landlord and Tenants each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Sixth Amendment except Trammell Crow Company (the “Broker”). Landlord and Tenants hereby agree to indemnify each other from the payment of any commissions owed to any other broker, agent or realtor with respect to this Sixth Amendment resulting from the acts of such party, but not otherwise. Landlord acknowledges and agrees that commissions payable to the Broker, if any, shall the sole responsibility of (and shall be borne in full by) Landlord, without contribution or reimbursement from the Tenants or either Tenant.

6.             Permitted Transfers.

6.1          Assignment by MyPoints; Assumption by ULS. Effective as of April 1, 2006  (“Assignment Date”), MyPoints hereby assigns, transfers and sets over to ULS, MyPoints’ entire right, title and interest, as Tenant under the Lease, for the remainder of the term of the Lease, together with all options of renewal, extensions and expansions. ULS hereby (A) accepts said assignment and, (B) for itself and its successors and assigns, covenants and agrees that, effective as of the Assignment Date, ULS shall assume sole responsibility for, and shall comply with and perform all of the covenants, agreements, conditions, terms, and obligations of MyPoints as Tenant under the Lease. Further, effective as of the Assignment Date, (i) the term “Tenants,” whenever appearing in the Lease, shall be replaced by the term “Tenant;” (B) ULS shall be deemed the Tenant for all purposes under the Lease.

6.2          Sublease to MyPoints. Landlord acknowledges and agrees that ULS and MyPoints may enter into a sublease, whereby ULS will sublet a portion of the Premises to MyPoints. Landlord hereby designates MyPoints as a Landlord-

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approved subtenant for all purposes under the Lease.

7.             Binding Law. This Sixth Amendment shall be governed by the laws of the State of Illinois.

8.             No Further Modifications. Except as otherwise set forth in this Sixth Amendment, the terms and conditions of the Lease remain unchanged and in full force and effect. The agreements contained herein constitute the entire understanding between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, written or oral, which are inconsistent herewith. This Sixth Amendment may be amended only in writing, signed by all parties hereto.

9.             Ratification. The Lease, as amended, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms. Each party represents that the person executing this Sixth Amendment for such party is acting on behalf of such party and is duly authorized to execute this Sixth Amendment for such party and that this Sixth Amendment represents a valid and binding obligation of such party enforceable in accordance with its terms.

10.          Miscellaneous. This Sixth Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, subject to all restrictions contained in the Lease or this Sixth Amendment with respect to assignment, subleasing or other transfer.

11.          Mutual Estoppel and Release. Tenants hereby acknowledge that as of the date hereof, Tenant has no claims arising under the Lease against Landlord, its agents or beneficiaries, or any one or more of the foregoing, and that Tenants know of no default or failure on the part of Landlord to keep or perform any covenant, condition or undertaking to be kept or performed by Landlord under the Lease. Tenants hereby release Landlord from any liability arising under the Lease prior to the date hereof. Landlord hereby acknowledges that as of the date hereof, Landlord has no claims arising under the Lease against the Tenants arising from any Tenant default or either Tenant, their respective agents or beneficiaries or any one or more of the foregoing, and that Landlord knows of no default or failure on the part of Tenants (or either Tenant) to keep or perform any covenants condition or undertaking to be kept or performed by Tenants under the Lease. Landlord hereby releases the Tenants and each one of them from any liability arising from a default by Tenant under the Lease prior to the date hereof.

12.          WAIVER OF JURY TRIAL. LANDLORD AND TENANTS HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM, OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANTS OR TENANTS AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THE LEASE AND THIS SIXTH AMENDMENT, THE RELATIONSHIP OF LANDLORD AND TENANTS, TENANTS’ USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

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IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment to Lease as of the date indicated above.

LANDLORD:	TA/Western, L.L.C.,
a Delaware limited liability company

By: Realty Associates Advisors, LLC,
A Delaware limited liability company, manager

By: Realty Associates Advisors Trust,
A Massachusetts business trust, sole Member

By:
Name:
Title:

TENANTS:	UAL Loyalty Services, Inc.,
a Delaware corporation

By:
Its:

MyPoints.com, Inc.,
a Delaware corporation

By:
Its:

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Exhibit B

Sublease of Schaumburg Office Space

Sublessor	UAL Loyalty Services, LLC.

Sublessee	The Company

Subleased Premises

(a)  the space on the fifth floor of the Woodfield Financial Center located at 1375 East Woodfield Road, Schaumburg, Illinois (the “Building”) that is currently occupied by Sublessee, which is approximately 3,700 square feet; and

(b)  that portion of the office space located on the third floor of the Building that is currently occupied by Sublessee; or that portion of the third floor space that will be occupied by Sublessee if the third floor space is partitioned by agreement between Sublessor and Sublessee.

Rent

All rent, charges and fees (including parking fees) under the Lease that are attributable to the Subleased Premises, it being understood that such rent, charges and fees shall be allocated between the Subleased Premises and the Non-Subleased Premises (as defined below) in a manner consistent with current practice.

Parking	Sublessee shall be entitled to the number of parking spaces that it currently is allocated.

Term

The term of the sublease shall commence on the Closing Date and end on August 15, 2007 or such earlier date on which the Lease is terminated.  Sublessee shall have the option, but not the obligation, to extend the term of the Sublease to the extent Sublessor extends the term of the Lease.

“Lease” shall mean the Lease dated May 12, 1999 between TA/Western LLC and MyPoints.com, Inc., as assigned or amended through the Sixth Amendment to Lease.

Utilities and Other Services

Sublessor shall provide to Sublessee the services described in Section 3.10(b) of the Disclosure Schedule as being provided by Seller for the Schaumburg space in a manner consistent with the level of service currently provided to Sublessee at the Subleased Premises, the costs of which will be allocated between Sublessee and Sublessor in a manner consistent with past practice.

Use of Furniture

Sublessee shall be entitled to the use of assets owned by Sublessor or any of its affiliates that are currently used by Sublessee and that are located at the Subleased Premises as described on Section 3.10(b) of the Disclosure Schedule.

Indemnification Obligations

Sublessor shall indemnify Sublessee against any liabilities or obligations incurred by Sublessee with respect to the Non-Subleased Premises that are not due to the omission, fault, wrongful act, negligence or other misconduct of Sublessee or any person for whose conduct Sublessee is legally responsible.

“Non-Subleased Premises” shall mean the premises leased by Sublessor pursuant to the Lease, as assigned or amended through the Sixth Amendment to Lease, excluding the Subleased Premises.

The Sublease shall contain a customary and reasonable indemnity by Sublessee in favor Sublessor.

Condition of Premises	Sublessee shall accept the Subleased Premises in as is condition on the date of the Sublease.

General

The Sublease shall contain such other customary terms and conditions as agreed upon by Sublessee and Sublessor.  Notwithstanding anything to the contrary contained herein, the amounts payable by Sublessee in rent, fees and other charges and the parking spaces allocated to Sublessee shall be reasonable based on the percentage of the premises leased by Sublessor pursuant to the Lease that is represented by the Subleased Premises.

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